Exhibit 4.28

FIRST AMENDMENT TO THE

AMENDED & RESTATED LICENSE AGREEMENT

MGH Agreement No. 2020-1109

This FIRST AMENDMENT to the AMENDED & RESTATED LICENSE AGREEMENT (“First Amendment”) is made as of the 15th day of April, 2020 (“First Amendment Effective Date”) between Theratechnologies, Inc., a Québec company, having a principal place of business at 2015 Peel Street, 11th Floor, Montréal, Québec H3A 1T8 (“Company”) and The General Hospital Corporation, d/b/a Massachusetts General Hospital, a not-for-profit Massachusetts corporation, having a principal place of business at 55 Fruit St., Boston, MA 02114. (“Institution”), each referred to herein individually as a “Party” or collectively as the “Parties”.

RECITALS

Institution and Company entered into a Research Material Transfer Agreement effective on June 4, 2015 and amended on August 2, 2017 (“MTA”; MGH Agreement No. 2014D006969) whereby Company supplied its approved proprietary drug, tesamorelin, and placebo, to Institution for use in a human research study funded by the National Institutes of Health, a federal agency of the United States government, and conducted at Institution through and under the direction of Dr. Steven Grinspoon (the “Principal Investigator”) entitled, “Tesamorelin effects on liver fat and histology in HIV: A collaborative UO1 grant” (the “Study”);

Institution and Company previously entered into a License Agreement effective on June 4, 2015 (“Original Agreement”; MGH Agreement No. 2020-0378), whereby Institution licensed all Proprietary Rights (as defined therein) to Company that were developed in the performance of the Study (also as defined therein);

Institution and Company further amended and restated the Original Agreement effective on February 3, 2020 (“A&R Agreement; MGH Agreement No. 2020-1109) licensing Institution’s rights in the Patent Rights and Technological Information (both as defined in the A&R Agreement) related to the use of tesamorelin in patients with fatty liver disease and infected with the human immunodeficiency virus (“HIV”);

Institution and Company further desire to amend the A&R Agreement to account for the development of tesamorelin as a treatment for any patient with fatty liver disease(s), including NAFLD and NASH, whether or not such patient is infected with HIV;

The Parties desire to revise the Technological Information that will be provided to Company under the A&R Agreement, as well as the definition of Label Expansion stated therein, to include any patient with fatty liver disease, including NAFLD and NASH, whether or not such patient is infected with HIV; and

For good and valuable consideration, the sufficiency of which is hereby acknowledged, the Parties hereto agree as follows:

1. AMENDMENT

1)	The definition of “Label Expansion” (Certain Definitions; Section 1) is hereby deleted in its entirety and replaced with the following:

“Label Expansion” shall mean the first date of regulatory approval, including conditional approval, of the Product by the FDA and/or the EMA, as applicable, for the treatment of any fatty liver disease, including NASH and NAFLD, in any patient.

2)	Exhibit “B” to the A&R Agreement shall be deleted in its entirely and replaced with the attached Exhibit “B” included in this First Amendment.

3)	Any capitalized terms not defined in this First Amendment shall have the meaning set forth in the A&R Agreement.

4)

Except as provided herein, the A&R Agreement and all of its terms, covenants, and conditions are hereby ratified and confirmed in all respects and remain in full force and effect. The A&R Agreement shall, together with this First Amendment, be read and construed as a single agreement.

5)

This First Amendment shall be governed by and construed in accordance with the laws of the State of New York, excluding any conflict of law principles, except that questions affecting the construction and effect of any patent shall be determined by the law of the country in which the patent shall have been granted.

6)

Counterparts. For the convenience of the Parties, this First Amendment may be executed electronically by email or facsimile transmission of signature pages, and in counterparts, each of which shall be deemed to be an original, and both of which taken together, shall constitute one agreement binding on all Parties. This First Amendment may be executed electronically/digitally in compliance with the Massachusetts Uniform Electronic Transactions Act (MUETA) Mass. Gen. Laws ch. 110G and/or The Electronic Signatures In Global And National Commerce Act (ESIGN) 15 USC ch. 96. Persons signing this First Amendment agree that, if used, electronic/digital signatures are intended to authenticate this writing and to have the same force and effect as the use of manual signatures.

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IN WITNESS WHEREOF, the Parties have caused this First Amendment to be executed by their duly authorized representatives as of the First Amendment Effective Date first written above.

THERATECHNOLOGIES INC.	THE GENERAL HOSPITAL CORP.

BY: /s/ Paul Lévesque	BY: /s/ Daniel Castro

Name: Paul Lévesque	Name: Daniel Castro

TITLE: President and Chief Executive Officer	TITLE: Managing Director, Licensing

DATE: April 15, 2020	DATE:

BY: /s/ Christian Marsolais

NAME: Christian Marsolais

TITLE: Senior Vice President and Chief Medical Officer

DATE: April 15, 2020

EXHIBIT “B”

Technological Information

Technological Information includes the following information that has already been provided to Company pursuant to the Original Agreement or will be provided to Company for the design of a Pivotal Clinical Trial.

The Principal Investigator has developed unique skills and knowledge as a highly trained neuroendocrinologist, with a longstanding interest in HIV metabolism to identify a unique strategy to augment pulsatile GH to selectively reduce visceral fat in HIV and non-HIV patients. His expertise both in neuroendocrinology, metabolism and HIV medicine has enabled the successful studies utilizing the Product. This expertise stemmed from his unique training, including as long-term prior Director of the Neuroendocrinology Clinic at MGH, the multiple investigator-initiated NIH studies he conducted on the biological mechanisms of relative GH deficiency in HIV patients with lipodystrophy and non-HIV patients with abdominal adiposity.

Information obtained from Principal Investigator in the design of investigator-initiated pre-clinical research studies of NAFLD in patients infected with HIV to determine the biological relationship of excess liver fat to low levels of human Growth Hormone in patients.

Information from pre-clinical research studies was used to design the Study, a human research study using the Product as a treatment for lipodystrophy in patients infected with HIV. Such information was provided to Company pursuant to the Original Agreement, and includes the following:

●	Determining the appropriate patient population for human research studies;

●

Determining the properties and therapeutic levels of Growth Hormone Releasing Hormone (GHRH) analogues necessary to augment Growth Hormone peak levels in HIV patients with lipodystrophy through detailed pulsatility studies;

●	Assessment of the relevant comorbidities, study inclusion and exclusion criteria for such patients;

●

Assessment of the specific safety and efficacy variables in the studies, including study duration, drug dosing, specific study procedures, and analytical strategies to optimally assess the efficacy of the Product;

●	Assessment of appropriate primary and secondary study endpoints; and

●	Study Data provided to Company pursuant to the Original Agreement.

Information and know-how include further assisting Company in the design of a Pivotal Clinical Trial to formally expand the FDA approved indication for the Product to include treatment of NAFLD, NASH, or other fatty liver diseases in all patients. Such information and know-how include leveraging the Principal Investigator’s unique expertise in endocrinology and HIV medicine in order to:

●	Optimally design Pivotal Clinical Trials;

●	Determine the appropriate patient population, dosing of Study Drug, study duration, and safety consideration(s);

●

Determining the appropriate methodology and rigorous analytical strategies needed to demonstrate the safety and efficacy of the Study Drug for novel treatment indications, including NAFLD, NASH, and other fatty liver diseases; and

●	Meeting (in-person, videoconferences or conference calls) with the FDA and/or the EMA in connection with Pivotal Clinical Trials and/or Label Expansion.